EXHIBIT NO. EX-99.j.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Post-Effective Amendment No.35 to the Registration Statement of GAM Funds, Inc. on Form N-1A (File No. 2-92136) of our report dated February 13, 2001 on our audit of the financial statements and financial highlights of the GAM Funds, Inc. which report is included in the Annual Report for GAM Funds, Inc. for the year ended December 31, 2000 which is incorporated by reference in the Registration Statement.

     We also consent to the reference to our firm under the heading "Financial Highlights" in the Prospectus and under the caption "Independent Accountants" in the Statement of Additional Information.




                                                      PricewaterhouseCoopers LLP


New York, New York
November 14, 2001